Exhibit 10.42

FIRST AMENDMENT TO

BJ SERVICES COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, BJ SERVICES COMPANY (the “Company”) has heretofore adopted the BJ SERVICES COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the ”Plan”); and

WHEREAS, the Company desires to amend the Plan with respect to certain new claims procedure rules based upon regulations issued by the Department of Labor; and

WHEREAS, the Company also desires to amend the Plan in certain other respects;

NOW, THEREFORE, the Plan shall be amended as follows and such amendments shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of such amendments:

I.	Effective for Plan benefit claims filed after January 1, 2002, Section 9.9 of the Plan shall be deleted and the following shall be substituted therefor:

“9.9 Claims Procedures. Claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Committee, which procedures are hereby incorporated by reference as part of the Plan.”

II.	Effective as of January 1, 2002, Section 9.10 of the Plan shall be deleted.

III.	As amended hereby, the Plan is specifically ratified and reaffirmed.

EXECUTED this 25th day of September 2003.

BJ SERVICES COMPANY

By:	/s/ J. W. Stewart
Name: J. W. Stewart
Title: Chairman, President & CEO_

CLAIMS PROCEDURES

FOR THE BJ SERVICES COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1. Purpose of Document

This document sets forth the benefit claims procedures for the BJ Services Company Supplemental Executive Retirement Plan.

2. Definitions

For purposes of these procedures, the following terms, where capitalized, will be defined as follows:

1. Adverse Benefit Determination: Any denial, reduction or termination of or failure to provide or make payment (in whole or in part) for a Plan benefit, including any denial, reduction, termination or failure to provide or make payment that is based on a determination of a Claimant’s eligibility to participate in the Plan. Further, any invalidation of a claim for failure to comply with the claim submission procedure will be treated as an Adverse Benefit Determination.

2. Benefits Administrator: The person or office to whom the Committee has delegated day-to-day Plan administration responsibilities and who, pursuant to such delegation, processes Plan benefit claims in the ordinary course.

3. Board: The Board of Directors of BJ Services Company.

4. Claimant: A Participant or beneficiary or an authorized representative of such Participant or beneficiary who has filed or desires to file a claim for a Plan benefit.

5. Committee: The Compensation Committee of the Board (or such other administrative committee that is appointed by the Board to administer the Plan).

6. ERISA: The Employee Retirement Income Security Act of 1974, as amended.

7. Participant: An individual who has an accrued benefit under the Plan.

8. Plan: The BJ Services Company Supplemental Executive Retirement Plan.

9. Plan Year: The twelve-month period commencing January 1 of each year.

3. Filing of Benefit Claim

To file a benefit claim under the Plan, a Claimant must obtain from the Benefits Administrator the information and benefit election forms, if any, provided for in the Plan and otherwise follow the procedures established from time to time by the Committee or the Benefits Administrator for claiming Plan benefits. If, after reviewing the information so provided, the Claimant needs additional information regarding his Plan benefits, he may obtain such information by submitting a written request to the Benefits Administrator describing the additional information needed. A Claimant may only request a Plan benefit by fully completing and submitting to the

Benefits Administrator the benefit election forms, if any, provided for in the Plan and otherwise following the procedures established from time to time by the Committee or the Benefits Administrator for claiming Plan benefits.

4. Processing of Benefit Claim

Upon receipt of a fully completed benefit claim from a Claimant, the Benefits Administrator shall determine if the Claimant’s right to the requested benefit, payable at the time or times and in the form requested, is clear and, if so, shall process such benefit claim without resort to the Committee. If the Benefits Administrator determines that the Claimant’s right to the requested benefit, payable at the time or times and in the form requested, is not clear, it shall refer the benefit claim to the Committee for review and determination, which referral shall include:

(1)	All materials submitted to the Benefits Administrator by the Claimant in connection with the claim;

(2)	A written description of why the Benefits Administrator was of the view that the Claimant’s right to the benefit, payable at the time or times and in the form requested, was not clear;

(3)	A description of all Plan provisions pertaining to the benefit claim;

(4)	Where appropriate, a summary as to whether such Plan provisions have in the past been consistently applied with respect to other similarly situated Claimants; and

(5)	Such other information as may be helpful or relevant to the Committee in its consideration of the claim.

If the Claimant’s claim is referred to the Committee, the Claimant may examine any relevant document relating to his claim and may submit written comments or other information to the Committee to supplement his benefit claim. Within thirty days of receipt from the Benefits Administrator of a benefit claim referral (or such longer period as may be necessary due to unusual circumstances or to enable the Claimant to submit comments) but in any event not later than will permit the Committee sufficient time to fully and fairly consider the claim and make a determination within the time frame provided in Paragraph (5) below, the Committee shall consider the referral regarding the claim of the Claimant and make a decision as to whether it is to be approved, modified or denied. If the claim is approved, the Committee shall direct the Benefits Administrator to process the approved claim as soon as administratively practicable.

5. Notification of Adverse Benefit Determination

In any case of an Adverse Benefit Determination of a claim for a Plan benefit, the Committee shall furnish written notice to the affected Claimant within a reasonable period of time but not later than ninety days after receipt of such claim for Plan benefits (or within 180 days if special circumstances necessitate an extension of the ninety-day period and the Claimant is informed of such extension in writing within the ninety-day period and is provided with an extension notice consisting of an explanation of the special circumstances requiring the extension of time and the date by which the benefit determination will be rendered). Any notice that denies a benefit claim of a Claimant in whole or in part shall, in a manner calculated to be understood by the Claimant:

(1)	State the specific reason or reasons for the Adverse Benefit Determination;

10. Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

11. Describe any additional material or information necessary for the Claimant to perfect the claim and explain why such material or information is necessary; and

12. Describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an Adverse Benefit Determination on review.

6. Review of Adverse Benefit Determination

A Claimant has the right to have an Adverse Benefit Determination reviewed in accordance with the following claims review procedure:

13. The Claimant must submit a written request for such review to the Committee not later than 60 days following receipt by the Claimant of the Adverse Benefit Determination notification;

14. The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits to the Committee;

15. The Claimant shall have the right to have all comments, documents, records, and other information relating to the claim for benefits that have been submitted by the Claimant considered on review without regard to whether such comments, documents, records or information were considered in the initial benefit determination; and

16. The Claimant shall have reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits free of charge upon request, including (a) documents, records or other information relied upon for the benefit determination, (b) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (c) documents, records or other information that demonstrate compliance with the standard claims procedure.

The decision on review by the Committee will be binding and conclusive upon all persons, and the Claimant shall neither be required nor be permitted to pursue further appeals to the Committee.

7. Notification of Benefit Determination on Review

Notice of the Committee’s final benefit determination regarding an Adverse Benefit Determination will be furnished in writing or electronically to the Claimant after a full and fair review. Notice of an Adverse Benefit Determination upon review will:

(2)	State the specific reason or reasons for the Adverse Benefit Determination;

17. Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

18. State that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, including (a) documents, records or other information relied upon for the benefit determination, (b) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (c) documents, records or other information that demonstrate compliance with the standard claims procedure; and

19. Describe the Claimant’s right to bring an action under section 502(a) of ERISA.

The Committee shall notify a Claimant of its determination on review with respect to the Adverse Benefit Determination of the Claimant within a reasonable period of time but not later than sixty days after the receipt of the Claimant’s request for review unless the Committee determines that special circumstances require an extension of time for processing the review of the Adverse Benefit Determination. If the Committee determines that such extension of time is required, written notice of the extension (which shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the determination on review) shall be furnished to the Claimant prior to the termination of the initial sixty-day review period. In no event shall such extension exceed a period of sixty days from the end of the initial sixty-day review period. In the event such extension is due to a Claimant’s failure to submit necessary information, the period for making the determination on review will be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

8. Exhaustion of Administrative Remedies

Completion of the claims procedures described in this document will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a Claimant or by any other person or entity claiming rights individually or through a Claimant; provided, however, that the Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

9. Payment of Benefits

If the Benefits Administrator or Committee determines that a Claimant is entitled to a benefit hereunder, payment of such benefit will be made to such Claimant (or commence, as applicable) as soon as administratively practicable after the date the Benefits Administrator or Committee determines that such Claimant is entitled to such benefit or on any other later date designated by and in the discretion of the Committee.

10. Authorized Representatives

An authorized representative may act on behalf of a Claimant in pursuing a benefit claim or an appeal of an Adverse Benefit Determination. An individual or entity will only be determined to be a Claimant’s authorized representative for such purposes if the Claimant has provided the Committee with a written statement identifying such individual or entity as his authorized representative and describing the scope of the authority of such authorized representative. In the event a Claimant identifies an individual or entity as his authorized representative in writing to the Committee but fails to describe the scope of the authority of such authorized representative, the Committee shall assume that such authorized representative has full powers to act with respect to all matters pertaining to the Claimant’s benefit claim under the Plan or appeal of an Adverse Benefit Determination with respect to such benefit claim.

11. Amendments

These procedures have been adopted by the Committee as a part of the Plan. They may be amended by the Committee from time to time in its sole discretion.